Exhibit 12
                                                                 Page 1 of 2


             PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
   ---------------------------------------------------------------------------
                                    UNAUDITED


                                                       Nine Months Ended
                                                 ----------------------------
                                                 September 30,   September 30,
                                                      2001            2000
                                                 ------------    ------------


OPERATING REVENUES                                 $740,030         $663,623
                                                    -------          -------

OPERATING EXPENSES                                  674,087          606,380
  Interest portion of rentals (A)                       721            2,229
                                                    -------          -------
      Net expense                                   673,366          604,151
                                                    -------          -------

OTHER INCOME AND DEDUCTIONS:
  Allowance for funds used
    during construction                                  60              714
  Other income, net                                   7,021            2,957
                                                    -------          -------
      Total other income and deductions               7,081            3,671
                                                    -------          -------

EARNINGS AVAILABLE FOR FIXED CHARGES
  (excluding taxes based on income)                $ 73,745         $ 63,143
                                                    =======          =======

FIXED CHARGES:
  Interest on funded indebtedness                  $ 29,056         $ 26,895
  Other interest (B)                                  6,879            6,137
  Interest portion of rentals (A)                       721            2,229
                                                    -------          -------
      Total fixed charges                          $ 36,656         $ 35,261
                                                    =======          =======

RATIO OF EARNINGS TO FIXED CHARGES                     2.01             1.79
                                                       ====             ====

                                                                 Exhibit 12
                                                                 Page 2 of 2


             PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
   ---------------------------------------------------------------------------
                                    UNAUDITED





NOTES:

(A) Penelec has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Includes amount for company-obligated trust preferred securities of $5,505 and $5,199 for the nine month periods ended September 30, 2001 and 2000, respectively.